EXHIBIT 4.2

                                 FIFTH AMENDMENT
                                       TO
                AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

      THIS FIFTH AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "AMENDMENT") is made and entered into this __ day of April, 1997, by and among CAL DIVE INTERNATIONAL, INC., a Minnesota corporation ("CAL DIVE"), ENERGY RESOURCE TECHNOLOGY, INC., a Delaware corporation ("ERT") (Cal Dive and ERT are collectively referred to as the "BORROWERS"), and FLEET CAPITAL CORPORATION, a Rhode Island corporation ("LENDER"), successor-in-interest by merger to Fleet Capital Corporation, a Connecticut corporation, formerly known as Shawmut Capital Corporation ("SHAWMUT").

                                   RECITALS

      A. Borrowers and Shawmut entered into that certain Amended and Restated Loan and Security Agreement (as amended, modified and supplemented from time to time, the "LOAN AGREEMENT"), dated as of May 23, 1995, as amended by the following:

            (i) that certain First Amendment to Amended and Restated Loan and Security Agreement, dated as of September 29, 1995;

            (ii) that certain Second Amendment to Loan Documents, dated as of March 8, 1996;

            (iii) that certain Third Amendment to Loan Agreement, dated October 2, 1996, but effective as of August 12, 1996; and

            (iv) that certain Third Amendment to Amended and Restated Loan and Security Agreement, dated January 7, 1997, but effective as of November 22, 1996, which amendment was in fact the fourth amendment to the Amended and Restated Loan Agreement.

      B. Borrowers have requested Lender to amend the Loan Agreement to, among other things:

            (i) increase the maximum amount of the revolving credit facility from $30,000,000 to $40,000,000,

            (ii) increase the maximum amount of the sub-limit under the equipment term loan facility to $30,000,000,

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                                                                April 29, 1997
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            (iii) extend the term of the revolving credit and equipment term loan facilities from May 22, 2000 to December 31, 2000,

            (iv) modify the interest rate provisions by reducing the rate applicable to Base Rate Loans from the Base Rate plus 0.5% to the Base Rate and by reducing the rate applicable to Eurodollar Loans according to the specific provisions set forth in this Amendment, and

            (v) modify the financial covenants by revising the covenant pertaining to the Fixed Charge Coverage Ratio, deleting the covenants pertaining to the Current Ratio and minimum Income, and replacing the covenant pertaining to the Leverage Ratio with a covenant pertaining to maximum Indebtedness.

      C. Borrowers have requested that Lender consent to, and waive any Default (as defined in the Loan Agreement) or Event of Default (as defined in the Loan Agreement) which may occur as a result of, the following transactions:

            (i) The sale by Cal Dive, First Reserve (as defined in the Loan Agreement) and the Management Group (as defined in the Loan Agreement) to Coflexip, a French corporation or an affiliated company ("COFLEXIP"), and Coflexip is to purchase from Cal Dive, First Reserve and the Management Group, thirty-two percent (32%), in the aggregate, of the common stock of Cal Dive (the "STOCK SALE"); and

            (ii) The entry by Cal Dive into a joint venture (the "JOINT VENTURE") with Coflexip, pursuant to which Cal Dive shall (a) own at least fifty-one percent (51%) of the joint venture interest in the Joint Venture, and (b) not contribute any Property to the Joint Venture, except as approved in writing in advance by Lender.

Borrowers and Lender acknowledge that the Business Cooperation Agreement dated April 11, 1997 between Cal Dive and Coflexip requires that the venturers of the Joint Venture contribute capital and/or property to the Joint Venture free and clear of all liens other than, in the case of Cal Dive, liens in favor of Lender in connection with the Loan Agreement. Notwithstanding the requirement of the Business Cooperation Agreement, Cal Dive agrees that it will not contribute Property to the Joint Venture except as approved in writing in advance by Lender.

      D. Lender has agreed to release various properties of ERT that are subject to existing negative pledge agreements, subject to, among other things, the condition that upon the occurrence of a Default or Event of Default under the Loan Agreement and the request of Lender, ERT shall promptly execute new negative pledge agreements.

      NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

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                                                                April 29, 1997
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                                   ARTICLE I
                                  DEFINITIONS

      1.01 Capitalized terms used in this Amendment are defined in the Loan Agreement, as amended hereby, unless otherwise stated.

                                  ARTICLE II
                                  AMENDMENTS

      2.01 DELETION OF CERTAIN DEFINITIONS. The definitions of "Current Liabilities" and "Adjusted Tangible Net Worth" set forth in SECTION 1.1 of the Loan Agreement are hereby deleted in their entirety.

      2.02 ADDITION OF CERTAIN DEFINITIONS. SECTION 1.1 of the Loan Agreement is hereby amended by adding thereto in alphabetical order the following definitions:

            "AVERAGE MONTHLY LOAN BALANCE - an amount equal to the quotient of
      (i) the sum of the unpaid balance of all Loans owing by Borrower to Lender at the end of each day for each calendar day during the month in question, DIVIDED BY (ii) the number of days in such month."

            "COFLEXIP ACCOUNT - An Account as to which the Account Debtor is Coflexip, a French corporation, or an affiliated company; PROVIDED, HOWEVER, that no such Account of Borrower shall be a Coflexip Account if such Account is described in any of the lettered clauses of the definition of an 'Eligible Account' contained in this Agreement (other than CLAUSES
      (B), (E), (K), and (M) of such definition)."

            "EBITDA - at any date of determination thereof, means Income From Operations for the previous twelve (12) month period, PLUS depreciation, amortization and other non-cash changes deducted in calculating Income From Operations, and MINUS the Expected Maintenance Expenditures."

            "EBITDA MULTIPLE - as calculated on the last day of each quarter, an amount equal to the quotient of (i) the Total Commitment, DIVIDED BY (ii) EBITDA."

            "EXISTING APPLICABLE ANNUAL RATE - shall mean the 'Applicable Annual Rate' as such term is defined by that certain Amended and Restated Loan and Security Agreement, dated as of May 23, 1995, by and between Borrower and Lender, as amended by (i) that certain First Amendment to Amended and Restated Loan and Security Agreement, dated as of September 29, 1995, by and between Borrower and Lender, (ii) that certain Second Amendment to Loan Documents, dated as of March 8, 1996, by and between Borrower and Lender, (iii) that certain Third Amendment to Loan Agreement, dated October 2, 1996, but effective as of August 12, 1996, by and between Borrower and Lender, and (iv) that certain Third Amendment to Amended and Restated Loan and

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                                                                April 29, 1997
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      Security Agreement, dated January 7, 1997, but effective as of November
      22, 1996, by and between Borrower and Lender."

            "EXPECTED MAINTENANCE EXPENDITURES - shall mean (i) Two Million and No/100 Dollars ($2,000,000) or (ii) such other higher amount as reasonably determined by Lender based on (a) the Annual Maintenance Capital Expenditure Report (excluding any extraordinary capital expenditures [i.e., those over One Hundred Thousand and No/100 Dollars ($100,000) for which the Shareholder Agreement requires preparation of an appropriation for capital expenditures] submitted for board approval which are described in the Annual Maintenance Capital Expenditure Report), and (b) changes that may occur to Borrower's marine vessels (e.g., changes in numbers, changes in configuration, etc.), applicable maritime rules and regulations, or any other factor affecting the maritime industry or Borrower's business."

            "FIFTH AMENDMENT - the Fifth Amendment to Amended and Restated Loan and Security Agreement, dated April __, 1997, by and between Borrower and Lender."

            "INITIAL PUBLIC OFFERING - shall mean an underwritten public offering of Borrower's capital stock pursuant to a registration statement filed under the Securities Act of 1933, as amended."

            "MAINTENANCE CAPITAL EXPENDITURES - means expenditures made and liabilities incurred for the maintenance (including, without limitation, dry docking and machinery overhauls), but not the acquisition, of any marine vessel owned or leased by Borrower, together with the related Equipment and including Offshore Platforms."

            "TOTAL COMMITMENT - shall mean Forty Million and No/100 Dollars ($40,000,000)."

      2.03 AMENDMENT TO BORROWING BASE. The definition of "Borrowing Base" set forth in SECTION 1.1 of the Loan Agreement is hereby amended and restated to read as follows:

            "BORROWING BASE - as at any date of determination thereof, an amount equal to the lesser of:

                  (a)   the Revolving Credit Commitment then in effect; or

                  (b)   an amount equal to:

                        (i) (A) eighty-five percent (85%) (or after an Event of
            Default, such lesser percentage as Lender may in its discretion determine from time to time after providing Borrower with written notice of such reduction, which discretion shall be exercised in good faith) of the net amount of Eligible Accounts outstanding at such date, PLUS (B) the lesser of Three Million Dollars ($3,000,000) or 85% (or after an Event of Default, such lesser percentage as Lender may in its discretion determine from time to time after providing

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                                                                April 29, 1997
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            Borrower with written notice of such reduction, which discretion shall be exercised in good faith) of the net amount of Coflexip Accounts outstanding at such date;

                                    PLUS

                        (ii) the lesser of (A) Four Million Dollars ($4,000,000)
            or (B) eighty-five percent (85%) (or after an Event of Default, such lesser percentage as Lender may in its discretion determine from time to time after providing Borrower with written notice of such reduction, which discretion shall be exercised in good faith) of the amount of Unbilled Accounts outstanding at such date;

                                    MINUS

                        (iii) an amount equal to the sum of (A) the face amount
            of all Credit Enhancements outstanding at such date, (B) any amounts which Lender may pay pursuant to any of the Loan Documents for the account of Borrower, and (C) the Contingency Reserve, if any.

      For purposes hereof, the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less (1) any and all returns, rebates, discounts, (which may, at Lender's option, be calculated on shortest terms), credits, allowances or sales, excise or other taxes of any nature at any time granted, issued, owing, or claimed by Account Debtors, outstanding or payable in connection with such Accounts at such time, and (2) any interest, late fees, and services charges that may have accrued on such Accounts by reason of the Account Debtors not having paid the Accounts as they became due."

      2.04 AMENDMENT TO CONTINGENCY RESERVE. The definition of "Contingency Reserve" set forth in SECTION 1.1 of the Loan Agreement is hereby amended and restated to read as follows:

            "CONTINGENCY RESERVE - the reserve established by Lender in accordance with the terms set forth on EXHIBIT C attached hereto. The Contingency Reserve shall be in addition to and not in lieu of any other reserve Lender may establish."

      2.05 AMENDMENT TO ELIGIBLE ACCOUNTS. SUBSECTIONS (F), through (H) of the definition of "Eligible Accounts" set forth in SECTION 1.1 of the Loan Agreement are hereby amended and restated to read as follows:

            "(f) it is due or unpaid from an Account Debtor (other than Ivory Production Co. (if such Account is guaranteed by Blue Dolphin Energy Borrower), J. Ray McDermott, Walter Oil & Gas Corp. or Zilkha Energy Company) for more than ninety (90) days after the original invoice date; or

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                                                                April 29, 1997
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            (g) it is due or unpaid from J. Ray McDermott, Walter Oil & Gas
      Corp. or Zilkha Energy Company for more than one hundred-twenty (120) days after the original invoice date; or

            (h)   [Intentionally Omitted]."

      2.06 AMENDMENT TO EQUIPMENT COMMITMENT. The definition of "Equipment Commitment" set forth in SECTION 1.1 of the Loan Agreement is hereby amended and restated to read in its entirety as followings:

            "EQUIPMENT COMMITMENT - as at any date of determination thereof, an amount equal to (a) Thirty Million Dollars ($30,000,000), MINUS (b) the aggregate amount of all monthly reductions that have been scheduled to occur from the date of the Fifth Amendment through the date of determination of the Equipment Commitment, each in an amount of Three Hundred Twelve Thousand Five Hundred Dollars ($312,500), and each to occur on the first day of each calendar month during the term hereof, commencing on May 1, 1998 and continuing for each month thereafter."

      2.07 AMENDMENT TO EURODOLLAR LOAN. The definition of "EURODOLLAR LOAN" set forth in SECTION 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

            "EURODOLLAR LOAN - a Loan which bears interest at a rate that is determined by reference to the Eurodollar Base Rate."

      2.08 AMENDMENT TO REVOLVING CREDIT COMMITMENT. The definition of "Revolving Credit Commitment" set forth in SECTION 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

            "REVOLVING CREDIT COMMITMENT - as at any date of determination thereof, an amount equal to (a) Forty Million Dollars ($40,000,000), MINUS
      (b) the aggregate principal amount of Equipment Loans outstanding at such date, MINUS (c) the face amount of all Credit Enhancements outstanding at such date."

      2.09 AMENDMENT TO TOTAL CREDIT FACILITY. The preamble of SECTION 2 of the Loan Agreement is hereby amended and restated to read as follows:

            "Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lender agrees to make a total credit facility of up to Forty Million Dollars ($40,000,000.00) available upon Borrower's request therefor, as follows:"

      2.10 AMENDMENT TO APPLICABLE ANNUAL RATE. SECTION 3.1(A) of the Loan Agreement is hereby amended and restated to read as follows:

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                                                                April 29, 1997

            "(A) INTEREST. Outstanding principal on the Loans shall bear interest at the option of Borrower (subject to the terms and conditions herein) at a rate based on either the Base Rate or Eurodollar Base Rate, calculated daily, at the following rates per annum (individually called, as applicable, an "APPLICABLE ANNUAL RATE").

                  (i) EXISTING EURODOLLAR LOANS. Each Eurodollar Loan
            outstanding on the date of the Fifth Amendment shall continue to bear interest at the Existing Applicable Annual Rate.

                  (ii) NEW EURODOLLAR LOANS. Subject to the limitations set
            forth in clauses (A) and (B) of this SECTION 3.1(A)(II), each Eurodollar Loan requested by Borrower pursuant to a Borrowing Notice delivered to Lender after the date of the Fifth Amendment shall bear interest, during the Eurodollar Interest Period selected by Borrower for such Eurodollar Loan, at the Eurodollar Base Rate plus the percentage indicated below that corresponds to the respective EBITDA Multiple indicated below, as reported to Lender in the Compliance Certificate most recently required to be delivered to Lender in accordance with SECTION 8.1.J of this Agreement:

            EBITDA  MULTIPLE             PERCENTAGE

less than 2.00                             1.25%

equal to or greater than 2.00, and         1.50%
equal to or less than 2.25

equal to or greater than 2.26, and         1.75%
equal to or less than 2.75

equal to or greater than 2.76, and         2.25%
equal to or less than 3.00

greater than 3.00                          2.50%


                        (a) Notwithstanding the foregoing, during the period
                  beginning the date of the Fifth Amendment and ending December 31, 1997, no Eurodollar Loan shall bear interest at a rate per annum in excess of one and three-quarters percent (1.75%) above the Eurodollar Base Rate for the Eurodollar Interest Period applicable thereto.

                        (b) Notwithstanding the foregoing, if the Average
                  Monthly Loan Balance for any month is less than $15,000,000, then no Eurodollar Loan requested by Borrower pursuant to a Borrowing Notice delivered to Lender during the next immediately following calendar month (and only during such calendar month) shall bear interest during such next

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                                                                April 29, 1997
                  immediately following calendar month at a rate per annum in excess of one and one-half percent (1.50%) above the Eurodollar Base Rate for the Eurodollar Interest Period applicable thereto.

                  (iii) BASE RATE LOANS. The Base Rate Loans shall bear interest at a fluctuating rate per annum equal to the Base Rate.

            The interest rate applicable to Base Rate Loans shall be increased or decreased, as the case may be, by an amount equal to any increase or decrease in the Base Rate, with such adjustments to be effective as of the opening of business on the day that any such change in the Base Rate becomes effective. The Base Rate in effect on the date hereof shall be the Base Rate effective as of the opening of business on the date hereof, but if this Agreement is executed on a day that is not a Business Day, the Base Rate in effect on the date hereof shall be the Base Rate effective as of the opening of business on the last Business Day immediately preceding the date hereof. Interest on the Loans shall be calculated daily, based on the actual days elapsed over a three hundred sixty (360) day year. Further, for the purpose of computing interest, all items of payment received by Lender shall be applied by Lender (subject to final payment of all drafts and other items received in form other than immediately available funds) against the Obligations on the day of receipt. The determination of when a payment is received by Lender will be made in accordance with SECTION 3.6."

      2.11 AMENDMENT TO DEFAULT RATE. SECTION 3.1(B) of the Loan Agreement, which governs the Default Rate, is hereby amended by deleting the reference to "two percent (2.00%)" therein and substituting "one percent (1.00%)" in lieu therefor.

      2.12 AMENDMENT TO UNUSED COMMITMENT FEE. SECTION 3.1(F) of the Loan Agreement, which sets forth the unused commitment fee, is hereby amended and restated in its entirety to read as follows:

            "(F) UNUSED COMMITMENT FEE. Borrower shall pay to Lender a monthly fee equal to three-eighths of one percent (0.375%) per annum of the amount by which the Total Commitment exceeds the Average Monthly Loan Balance. The unused commitment fee shall be payable monthly in arrears on the first day of each calendar month, commencing on May 1, 1997 and continuing for each month thereafter."

      2.13 AMENDMENT TO LETTER OF CREDIT FEES. SECTION 3.1(H) of the Loan Agreement, which sets forth the fees for Letters of Credit and LC Guaranties, is hereby amended by deleting the reference to "two percent (2.00%)" therein and substituting "one and one-quarter of one percent (1.25%)" in lieu therefor.

      2.14 AMENDMENT TO ORIGINAL AND RENEWAL TERMS. SECTION 3.3 of the Loan Agreement, which specifies the Original and Renewal Terms of the Agreement, is hereby amended by (i) deleting the reference to "May 22, 2000" therein and substituting "December 31,

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                                                                April 29, 1997

2000" in lieu therefor, and (ii) deleting the reference to "May 22, 2001" therein and substituting "December 31, 2001" in lieu therefor.

      2.15 AMENDMENT TO EARLY TERMINATION FEE. SECTION 3.4 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

            "3.4. EARLY TERMINATION BY BORROWER. Borrower may prepay the Loans at any time during the term of this Agreement, in whole or in part, without premium, penalty or liquidated damages. However, if Borrower chooses to terminate the Revolving Credit Commitment, the Equipment Commitment and this Agreement (all of which Borrower must terminate simultaneously) in their entirety, Borrower shall give Lender at least three (3) months prior written notice thereof, and, on the designated termination date, all of the Obligations shall become due and payable, in immediately available funds, and all Credit Enhancements issued by Lender or Bank shall have expired or otherwise been terminated; PROVIDED, HOWEVER, that, notwithstanding the foregoing, if Borrower terminates the Revolving Credit Commitment, the Equipment Commitment and this Agreement (all of which Borrower must terminate simultaneously) in their entirety without giving Lender at least three (3) months prior written notice thereof, Borrower shall pay Lender (in addition to the then outstanding principal, accrued interest and other charges owing under the terms of this Agreement and any of the other Loan Documents), as liquidated damages for the loss of the bargain and not as a penalty, an amount equal to one-half of one percent (.50%) of the Average Monthly Loan Balance."

      2.16 AMENDMENT TO COVENANT REGARDING LIEN ON OIL AND GAS PROPERTIES. The fourth sentence of SECTION 4.3 of the Loan Agreement, which pertains to liens on oil and gas Properties, is hereby deleted in its entirety and replaced with the following:

      "Borrower further agrees that upon the request of Lender and after the occurrence of an Event of Default, Borrower shall promptly execute and deliver to Lender a Negative Pledge Agreement covering Borrower's interest in the Offshore Platforms and other oil and gas Properties."

      2.17 AMENDMENT TO COVENANT REGARDING DISPOSITIONS OF EQUIPMENT. SECTION
6.4 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

            "6.4. DISPOSITIONS. Borrower will not sell, lease or otherwise dispose of or transfer any of the Equipment, any Offshore Platform or any oil and gas Properties, or any part thereof without the prior written consent of Lender; PROVIDED, HOWEVER, that the foregoing restriction shall not apply to dispositions required by the United States government, or, for so long as no Event of Default exists, to the following:

                  (A) dispositions of Offshore Platforms, oil and gas Properties and related Equipment by ERT in the ordinary course of business; PROVIDED, THAT, all proceeds thereof are delivered to Lender for application to the Obligations in accordance with the terms of this Agreement; or

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                                                                April 29, 1997
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                  (B) replacement of Equipment that is substantially worn,
            damaged or obsolete with Equipment of like kind, function and value; PROVIDED, THAT, (i) the replacement Equipment shall be acquired prior to or concurrently with any disposition of the Equipment that is to be replaced, (ii) the replacement Equipment shall be free and clear of Liens other than Permitted Liens, (iii) Borrower shall give Lender at least five (5) days prior written notice of such disposition, and (iv) Borrower shall deliver to Lender all proceeds realized from any such disposition for application to the Obligations.

      None of the provisos or other exceptions to the restriction against dispositions of Equipment or Offshore Platforms set forth in this SECTION
      6.4 shall be construed to allow any disposition, whether by ERT or otherwise, of a marine vessel on which Lender has been granted a Lien, without the prior written consent of Lender."

      2.18 AMENDMENT TO COVENANT REGARDING ENVIRONMENTAL LAWS. SECTION 8.1(U)(II) of the Loan Agreement, which pertains to maintenance of a system to monitor compliance with Environmental Laws, is hereby amended and restated in its entirety to read as follows:

            "(ii) Establish and maintain a system to assure and monitor continued compliance with all applicable Environmental Laws appropriate to the nature of Borrower's business, and prepare a report that reviews the adequacy and effectiveness of such system on an annual basis."

      2.19 AMENDMENT TO COVENANT REGARDING EXCESS AVAILABILITY. SECTION 8.1(W) of the Loan Agreement, which pertains to Excess Availability after giving effect to certain acquisitions, is hereby amended and restated in its entirety to read as follows:

            "(W) EXCESS AVAILABILITY. After the occurrence of any Default or Event of Default, maintain Excess Availability of (i) no less than Two Million Dollars ($2,000,000) immediately prior to and after giving effect to the acquisition of any oil and gas Properties by ERT, and (ii) no less than Four Million Dollars ($4,000,000) immediately prior to and after giving effect to the acquisition (excluding a lease arrangement) and deployment of both a barge and a dive support vessel by Cal Dive."

      2.20 ADDITION OF COVENANT REGARDING ANNUAL MAINTENANCE CAPITAL EXPENDITURE REPORT. SECTION 8.1 of the Loan Agreement is hereby amended by adding thereto a new SUBSECTION 8.1(X) which shall read as follows:

            "(X) ANNUAL MAINTENANCE CAPITAL EXPENDITURE REPORT. As soon as available, and in any event no later than January 31 of each year during the Original Term and Renewal Term, if applicable, deliver to Lender an annual report (the "ANNUAL MAINTENANCE CAPITAL EXPENDITURE REPORT") estimating the amount and nature of Maintenance Capital Expenditures needed to be incurred by Borrower during the next

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
      calendar year to maintain Borrower's fleet of marine vessels in good operating condition."

      2.21 ADDITION OF COVENANT REGARDING REPORTING OF LOCATIONS OF MARINE VESSELS. SECTION 8.1 of the Loan Agreement is hereby amended by adding thereto a new SUBSECTION 8.1(Y) which shall read as follows:

            "(Y) REPORTING OF LOCATIONS OF MARINE VESSELS. Concurrently with the delivery of the monthly unaudited interim financial statements of Borrower and its Subsidiaries, as required by Section 8.1(J)(ii), deliver to Lender a report identifying by name and location, the marine vessels of Borrower and its Subsidiaries that, as of the end of the month covered by the monthly unaudited financial statements then delivered to Lender, are operating in waters outside of the territorial jurisdiction of the United States."

      2.22 AMENDMENT TO COVENANT REGARDING OPERATING LEASES AND TIME CHARTER.
SECTION 8.2(U) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

            "(U) LEASES. Become a lessee under (i) any operating lease (other than a lease under which Borrower is lessor) of Property if the aggregate Rentals payable during any current or future period of twelve consecutive months under the lease in question and all other leases under which Borrower is then lessee (other than the Time Charter) would exceed $750,000; or (ii) the Time Charter, unless the terms and conditions thereof are approved by Borrower's Board of Directors and acceptable to Lender."

      2.23 AMENDMENT TO FINANCIAL COVENANTS. SECTION 8.3 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

            "8.3. SPECIFIC FINANCIAL COVENANTS. During the term of this Agreement, and thereafter for so long as there are any Obligations to Lender, Borrower covenants that, unless otherwise consented to by Lender in writing, it shall:

                  (A) MAXIMUM INDEBTEDNESS. Not incur or allow to exist Indebtedness, as calculated at any time and from time to time, on a Consolidated basis, in excess of Sixty Million Dollars ($60,000,000).

                  (B) FIXED CHARGE RATIO. As calculated on the last day of each quarter for the twelve (12) consecutive months then ended, maintain, on a Consolidated basis, a Fixed Charge Ratio of not less than 4.00 to 1.00."

      2.24 AMENDMENT TO COVENANT REGARDING CHANGES IN MANAGEMENT AND OWNERSHIP.
SECTION 10.1(L) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

FIFTH AMENDMENT -Page 11
                                                                April 29, 1997

            "(L) CHANGE OF MANAGEMENT OR OWNERSHIP. (i) Two (2) or more members of the Management Group shall cease to be employed by Borrower in a management capacity or (ii) the Management Group shall cease to control more than twenty percent (20%) of the issued and outstanding capital stock of Cal Dive, or (iii) Cal Dive shall cease to own and control, beneficially and of record eighty percent (80%) of the issued and outstanding capital stock of ERT. Notwithstanding the foregoing, at any time after an Initial Public Offering the occurrence of the events described in CLAUSES (I) and (II) above shall no longer constitute an Event of Default under this Agreement."

      2.25 AMENDMENT TO FORM OF EQUIPMENT NOTE. EXHIBIT B of the Loan Agreement, the form of Equipment Note, is hereby deleted in its entirety and replaced with EXHIBIT B attached hereto.

      2.26 AMENDMENT TO CONTINGENCY RESERVE TERMS. EXHIBIT C of the Loan Agreement, the Contingency Reserve Terms, is hereby deleted in its entirety and replaced with EXHIBIT C attached hereto.

      2.27 AMENDMENT TO BUSINESS LOCATIONS. EXHIBIT D of the Loan Agreement, which lists all of the Borrower's business locations, is hereby deleted in its entirety and replaced with EXHIBIT D attached hereto.

      2.28 AMENDMENT TO CAPITAL STRUCTURE. EXHIBIT H of the Loan Agreement, the capital structure of the Borrower, is hereby deleted in its entirety and replaced with EXHIBIT H attached hereto.

      2.29 AMENDMENT TO SHAREHOLDERS AGREEMENTS. EXHIBIT I of the Loan Agreement, which describes all agreements and instruments binding on any of the Borrower's shareholders relating to their ownership of shares of capital stock, is hereby deleted in its entirety and replaced with EXHIBIT I attached hereto.

      2.30 AMENDMENT TO PENSION PLANS. EXHIBIT L of the Loan Agreement, which describes all of the Borrower's pension plans, is hereby deleted in its entirety and replaced with EXHIBIT L attached hereto.

      2.31 AMENDMENT TO TAX LIABILITIES. EXHIBIT M of the Loan Agreement, which describes all material claims or questions concerning the Borrower's tax liability, is hereby deleted in its entirety and replaced with EXHIBIT M attached hereto.

      2.32 AMENDMENT TO ENVIRONMENTAL LAWS. EXHIBIT P of the Loan Agreement, which describes all existing violations of the Environmental Laws by the Borrower, is hereby deleted in its entirety and replaced with EXHIBIT P attached hereto.

      2.33 AMENDMENT TO SECURITY OBLIGATIONS. EXHIBIT Q of the Loan Agreement, which describes the Borrower's surety obligations, is hereby deleted in its entirety and replaced with EXHIBIT Q attached hereto.

FIFTH AMENDMENT -Page 12
                                                                April 29, 1997

      2.34 AMENDMENT TO FORM OF COMPLIANCE CERTIFICATE. EXHIBIT T of the Loan Agreement, the form of Compliance Certificate, is hereby deleted in its entirety and replaced with EXHIBIT T attached hereto.

                                  ARTICLE III
                             CONDITIONS PRECEDENT

      3.01 CONDITIONS TO EFFECTIVENESS. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent, unless specifically waived in writing by Lender:

            (a) Lender shall have received this Amendment, duly executed by each Borrower;

            (b) Lender shall have received the Equipment Note in the form of EXHIBIT B attached hereto, duly executed by each Borrower;

            (c) Lender shall have received the Supplement No. 2 to First Preferred Fleet Mortgage in the form of EXHIBIT V attached hereto, duly executed by Cal Dive;

            (d) a company general certificate certified by the Secretary or Assistant Secretary of Cal Dive acknowledging (A) that Cal Dive's Board of Directors has adopted, approved, consented to and ratified resolutions which authorize the execution, delivery and performance by Cal Dive of this Amendment and all other documents, agreements and promissory notes contemplated herein, and (B) the names of the officers of the Cal Dive authorized to sign this Amendment and all other documents, agreements and promissory notes contemplated herein (including the certificates contemplated herein) together with specimen signatures of such officers,

            (e) a company general certificate certified by the Secretary or Assistant Secretary of ERT acknowledging (A) that ERT's Board of Directors has adopted, approved, consented to and ratified resolutions which authorize the execution, delivery and performance by the Borrower of this Amendment and all other documents, agreements and promissory notes contemplated herein, and (B) the names of the officers of ERT authorized to sign this Amendment and all other documents, agreements and promissory notes contemplated herein (including the certificates contemplated herein) together with specimen signatures of such officers,

            (f) The representations and warranties contained herein and in the Loan Agreement and the other Loan Documents shall be true and correct as of the date hereof, as if made on the date hereof;

FIFTH AMENDMENT -Page 13
                                                                April 29, 1997

            (g) No Default or Event of Default shall have occurred and be continuing, unless such Default or Event of Default has been specifically waived in writing by Lender; and

            (h) All corporate proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to Lender and its legal counsel.

                                  ARTICLE IV
                                LIMITED WAIVER

      4.01 LIMITED WAIVER. By execution of this Amendment and upon satisfaction of the conditions set forth in SECTION 3.01 of this Amendment, Lender hereby waives any Default or Event of Default arising under the Loan Agreement solely by reason of: (i) the Borrower's violation of SECTION 8.2(E) of the Loan Agreement resulting from the Borrower entering into the Joint Venture in accordance with the terms described in RECITAL C(II) above; and (ii) the Borrower's violation of SECTION 8.2(I) of the Loan Agreement resulting from the Stock Sale in accordance with the terms described in RECITAL C(I) above. Except as specifically provided in this SECTION 4.01, nothing contained in this Amendment shall be construed as a waiver by Lender of any other covenant or provision of the Loan Agreement, this Amendment or of any other Loan Document, and the failure of Lender at any time or times hereafter to require strict performance by Borrower of any provision thereof shall not waive, affect or diminish any right of Lender to thereafter demand strict compliance therewith. Lender hereby reserves all rights granted under the Loan Agreement, this Amendment and any other Loan Document.

                                   ARTICLE V
                 RATIFICATIONS, REPRESENTATIONS AND WARRANTIES

      5.01 RATIFICATIONS. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Loan Agreement and the other Loan Documents, and, except as expressly modified and superseded by this Amendment, the terms and provisions of the Loan Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. Borrowers and Lender agree that the Loan Agreement and the other Loan Documents, as amended hereby, shall continue to be legal, valid, binding and enforceable in accordance with their respective terms.

      5.02 REPRESENTATIONS AND WARRANTIES. Each Borrower hereby represents and warrants to Lender that (a) the execution, delivery and performance of this Amendment and any and all other Loan Documents executed and/or delivered in connection herewith have been authorized by all requisite corporate action on the part of Borrowers and will not violate the Articles or Certificate of Incorporation or Bylaws of either Borrower; (b) presently effective resolutions of such Borrower's Board of Directors authorize the execution, delivery and performance of this Amendment and any and all other Loan Documents executed and/or delivered in connection herewith; (c) the representations and warranties contained in the Loan Agreement, as amended hereby, and any other Loan Document are true and correct on and as of

FIFTH AMENDMENT -Page 14
                                                                April 29, 1997
the date hereof and on and as of the date of execution hereof as though made on and as of each such date; (d) no Default or Event of Default under the Loan Agreement, as amended hereby, has occurred and is continuing, unless such Default or Event of Default has been specifically waived in writing by Lender;
(e) each Borrower is in full compliance with all covenants and agreements contained in the Loan Agreement and the other Loan Documents, as amended hereby; and (f) each Borrower has not amended its Articles or Certificate of Incorporation or its Bylaws since the date of the Loan Agreement, except for such amendments, if any, which are attached hereto as EXHIBIT U.

                                  ARTICLE VI
                           MISCELLANEOUS PROVISIONS

      6.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made in the Loan Agreement or any other Loan Document, including, without limitation, any document furnished in connection with this Amendment, shall survive the execution and delivery of this Amendment and the other Loan Documents in accordance with SECTION 7.3 of the Loan Agreement, and no investigation by Lender or any closing shall affect the representations and warranties or the right of Lender to rely upon them.

      6.02 REFERENCE TO LOAN DOCUMENTS. Each of the Loan Agreement and the other Loan Documents, and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Loan Documents, as amended hereby, are hereby amended so that any reference in the Loan Agreement and such other Loan Documents to any other Loan Document shall mean a reference to the Loan Documents as amended hereby.

      6.03 EXPENSES OF LENDER. As provided in the Loan Agreement, Borrowers agree to pay on demand all costs and expenses incurred by Lender in connection with the preparation, negotiation, and execution of this Amendment and the other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the costs and fees of Lender's legal counsel, and all costs and expenses incurred by Lender in connection with the enforcement or preservation of any rights under the Loan Agreement, as amended hereby, or any other Loan Document, including, without limitation, the costs and fees of Lender's legal counsel.

      6.04 SEVERABILITY. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

      6.05 SUCCESSORS AND ASSIGNS. This Amendment is binding upon and shall inure to the benefit of Lender and Borrowers and their respective successors and assigns, except that Borrowers may not assign or transfer any of their rights or obligations hereunder without the prior written consent of Lender.

FIFTH AMENDMENT -Page 15
                                                                April 29, 1997

      6.06 COUNTERPARTS. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

      6.07 EFFECT OF WAIVER. No consent or waiver, express or implied, by Lender to or for any breach of or deviation from any covenant or condition by Borrowers shall be deemed a consent to or waiver of any other breach of the same or any other covenant, condition or duty.

      6.08 HEADINGS. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

      6.09 APPLICABLE LAW. THIS AMENDMENT AND ALL OTHER LOAN DOCUMENTS (OTHER THAN (I) THAT CERTAIN DEED OF COVENANTS, DATED NOVEMBER 29, 1996, EXECUTED BY CAL DIVE IN FAVOR OF LENDER, (II) THAT CERTAIN MORTGAGE, DATED SEPTEMBER 16, 1996, EXECUTED BY CAL DIVE IN FAVOR OF LENDER AND RECORDED WITH THE REGISTRAR OF BARBADIAN SHIPS LONDON, PURSUANT TO WHICH CAL DIVE GRANTED LENDER A LIEN ON THE "BALMORAL SEA", (III) THAT CERTAIN MORTGAGE, DATED SEPTEMBER 16, 1996, EXECUTED BY CAL DIVE IN FAVOR OF LENDER AND RECORDED WITH THE REGISTRAR OF BAHAMIAN SHIPS LONDON, PURSUANT TO WHICH CAL DIVE GRANTED LENDER A LIEN ON THE "UNCLE JOHN", AND (IV) THAT CERTAIN MORTGAGE, DATED OCTOBER 19, 1995, EXECUTED BY CAL DIVE IN FAVOR OF LENDER AND RECORDED WITH THE REGISTRAR OF BAHAMIAN SHIPS LONDON, PURSUANT TO WHICH CAL DIVE GRANTED LENDER A LIEN ON THE "WITCH QUEEN"), EXECUTED PURSUANT HERETO SHALL BE DEEMED TO HAVE BEEN MADE AND TO BE PERFORMABLE IN AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

      6.10 FINAL AGREEMENT. THE LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS, EACH AS AMENDED HEREBY, REPRESENT THE ENTIRE EXPRESSION OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF ON THE DATE THIS AMENDMENT IS EXECUTED. THE LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS AMENDED HEREBY, MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. NO MODIFICATION, RESCISSION, WAIVER, RELEASE OR AMENDMENT OF ANY PROVISION OF THIS AMENDMENT SHALL BE MADE, EXCEPT BY A WRITTEN AGREEMENT SIGNED BY BORROWERS AND LENDER.

      6.11 RELEASE. EACH BORROWER HEREBY ACKNOWLEDGES THAT AS OF THE DATE HEREOF IT HAS NO DEFENSE, COUNTERCLAIM, OFFSET, CROSS-COMPLAINT, CLAIM OR DEMAND OF ANY KIND OR NATURE WHATSOEVER THAT CAN BE ASSERTED TO REDUCE OR ELIMINATE ALL OR ANY PART OF ITS LIABILITY TO REPAY THE "OBLIGATIONS" OR TO SEEK

FIFTH AMENDMENT -Page 16
                                                                April 29, 1997

AFFIRMATIVE RELIEF OR DAMAGES OF ANY KIND OR NATURE FROM LENDER. BORROWERS HEREBY VOLUNTARILY AND KNOWINGLY RELEASE AND FOREVER DISCHARGE LENDER, ITS PREDECESSORS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, SUCCESSORS AND ASSIGNS, FROM ALL POSSIBLE CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, EXPENSES, AND LIABILITIES WHATSOEVER, KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, FIXED, CONTINGENT, OR CONDITIONAL, AT LAW OR IN EQUITY (EXCEPT FOR POSSIBLE CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, EXPENSES AND LIABILITIES CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LENDER, ITS PREDECESSORS, AGENTS, EMPLOYEES, SUCCESSORS AND ASSIGNS), ORIGINATING IN WHOLE OR IN PART ON OR BEFORE THE DATE THIS AMENDMENT IS EXECUTED, WHICH SUCH BORROWER MAY NOW OR HEREAFTER HAVE AGAINST LENDER, ITS PREDECESSORS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, SUCCESSORS AND ASSIGNS), IF ANY, AND IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE, AND ARISING FROM ANY "LOANS", INCLUDING, WITHOUT LIMITATION, ANY CONTRACTING FOR, CHARGING, TAKING, RESERVING, COLLECTING OR RECEIVING INTEREST IN EXCESS OF THE HIGHEST LAWFUL RATE APPLICABLE, THE EXERCISE OF ANY RIGHTS AND REMEDIES UNDER THE LOAN AGREEMENT OR OTHER LOAN DOCUMENTS, AND NEGOTIATION FOR AND EXECUTION OF THIS AMENDMENT.

            [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

FIFTH AMENDMENT -Page 17
                                                                April 29, 1997

      IN WITNESS WHEREOF, this Amendment has been executed as of April __, 1997.

                                    BORROWERS:

                                    CAL DIVE INTERNATIONAL, INC.

                                    By: _____________________________________
                                          S. James Nelson, Jr.,
                                          Executive Vice President and Chief
                                          Financial Officer

                                    ENERGY RESOURCE TECHNOLOGY, INC.

                                    By: _____________________________________
                                          S. James Nelson, Jr., Treasurer

                                    LENDER:

                                    FLEET CAPITAL CORPORATION, formerly
                                    known as Shawmut Capital Corporation

                                    By: _____________________________________
                                          Hance VanBeber, Vice President

EXHIBITS:

B     -     Form of Equipment Note
C     -     Contingency Reserve Terms
D     -     Business Locations
H     -     Capital Structure
I     -     Shareholder Agreements
L     -     Pension Plans
M     -     Tax Liability
P     -     Existing Environmental Liability
Q     -     Surety Obligations
T     -     Form of Compliance Certificate
U     -     Amendments to Articles/Certificate of Incorporation and Bylaws
V     -     Supplement No. 2 to First Preferred Fleet Mortgage

FIFTH AMENDMENT -Page 18
                                                                April 29, 1997